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                           AMENDMENT DATED AS OF AUGUST 12, 1996 TO ASSET
                           PURCHASE AGREEMENT DATED AS OF FEBRUARY 28,
                           1996 AMONG COMMUNITY MEDICAL TRANSPORT, INC.
                           ("COMMUNITY"), A DELAWARE CORPORATION, AND
                           ALAN MCGEORGE ("MCGEORGE") AND HARVEY H.
                           MCGEORGE CO., INC. ("HHM"), HUDVALCO, INC. D/B/A HUDSON VALLEY AMBULANCE ("HUDVALCO"),
                           AMENDING THE ASSET PURCHASE AGREEMENT DATED
                           FEBRUARY 28, 1996 AMONG COMMUNITY, MCGEORGE
                           AND THE MCGEORGE COMPANIES, AND RENAMING
                           THIS AGREEMENT THE "PURCHASE AGREEMENT" (THE
                           "AGREEMENT").


                                  INTRODUCTION


                  McGeorge owns all of the shares of Richards/Decker Operating Co., Inc. ("RDO") and additional entitles listed on Schedule S attached hereto("Additional Entities"). Hudvalco, HHM and RDO and the Additional Entities shall be collectively referred to as the "McGeorge Companies" and singly as a "McGeorge Company."

                  HHM and RDO are the owners of ambulance service certificates (the "Certificates") and Hudvalco is the operator of an ambulance service in New York authorized by the Certificates and appropriate operating agreements and the Additional Entities provide employees and various other services to HHM, RDO and Hudvalco in connection with the ambulance service business.
Such business shall be referred to as the "Business";

                  McGeorge is the sole shareholder of each of the McGeorge Companies; and

                  Community, through subsidiaries, operates ambulances and ambulette services in the New York metropolitan area and the Hudson Valley area.

                  The McGeorge Companies desire to sell and Community (through a subsidiary wholly-owned by Community (the "Subsidiary")) desires to acquire operating and other assets utilized in the Business either by purchasing shares of such entities or assets.

                  The parties entered into the Agreement but covering only the sale of assets by HHM and Hudvalco and desire to amend the Agreement to include the sale of shares (the "Shares") of RDO and the Additional Entities (collectively, sometimes referred to as the "Share Entities").

                  NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the parties, intending to be legally bound, hereby represent, warrant and agree as follows:





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1. Amendment.

         Except as set forth herein, defined terms in the Agreement shall have the same meaning herein.

2. The introductory paragraph to Section 1.1 is amended as follows:

         1.1 Shares and Assets To Be Conveyed. Subject to the terms and conditions herein set forth, and on the basis of the mutual representations, warranties and covenants herein set forth, at the Closing (as hereinafter defined), (A) McGeorge agrees to sell and Community agrees to buy, the Shares of the Share Entities, and (B) Community agrees to buy from Hudvalco and HHM, substantially all of the operating assets used in, or related to, the Business not owned by the Share Entities (collectively the "Assets"), as more fully described in Schedule A-1, free and clear of all mortgages, liens, encumbrances, security interests, equities and claims, to other persons of every kind and character ("Liens"), including but not limited to all physical assets of the McGeorge Companies reflected on the Balance Sheet other than assets owned by the Share Entities which may include one or more of the items described below in this Section 1.1, limited to such changes therein as shall have occurred in the ordinary course of conduct of the Business between the close of business on the date hereof and the Closing Date (as hereinafter defined);

3. Section 1.4 of the Agreement shall be amended to read as follows

         1.4 Liabilities. Except as set forth in Schedule A-3, from and after the Closing Date, Community shall not assume any liabilities of the McGeorge Companies, including any of the Share Entities.

4. The Disclosure Schedule shall be delivered simultaneously herewith.

5. Section 2.1 of the Agreement is amended as follows:

         2.1      Purchase Price.

                  (i) The Purchase Price to be paid by Community for the Shares and Assets shall be $7,000,000.

                  (ii) At the Closing, as hereinafter provided, Community shall
(A) pay $3,000,000 by certified check or wire transfer; (B) assume all liabilities to which any of Assets are subject and cause the McGeorge Companies and/or McGeorge to be removed as obligors or guarantors thereof and (ii) assume the balance of the Assumed Liabilities and (C) issue a



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Promissory Note (the "Note") equal to the difference between $4,000,000 and the sum of (i) liabilities referred to in paragraph 2.1(ii)(B) plus(ii) any liabilities of the Share Entities not paid or released remaining after the Closing known or assumed as of the closing date (Share Entity Liabilities" as further defined below). The Purchase Price shall be paid to Alan McGeorge as attorney who shall allocate the Purchase Price among the McGeorge entities in accordance with their previously agreed upon respective valuations. The Note shall be secured by assets of the Subsidiary pursuant to the Security Agreement attached as Exhibit 2B and the parties shall execute the Contingent Management Agreement attached as Exhibit 2C.

                  As used herein, "Share Entity Liabilities" shall refer to liabilities of the Share Entities arising, directly or indirectly out of any action or occurrence prior to the Closing Date and not an Assumed Liability, or not released by the creditors or paid by a third party including any Tax Liability of a Shareholder Entity with respect to a period prior to Closing. The amount of such Share Entity Liabilities shall be set off against the principal of the Note as set forth therein. Notwithstanding any other provisions, (i) the limitations set forth in paragraph 10.5 shall not apply to the Share Entity Liabilities, and (ii) the Share Entity Liabilities of RDO shall include any liability of RDO, including Tax Liability, arising directly or indirectly out of any action or occurrence prior to Deferred Delivery Date, except such liability arising out of the ordinary course of business of RDO between the Closing Date and the Deferred Delivery Date.

                  The Note shall be payable the earlier of ninety (90) days after Closing or the completion of bank financing by Community. If payment of the Note is made prior to the Deferred Delivery Date, One Million Fifty Thousand Dollars ($1,050,000) of the principal of the Note ("the RDO Consideration") shall be deposited pursuant to the Escrow Agreement as hereinafter provided. The Note shall be in the form of Exhibit 2. The Note shall bear interest at an annual rate of two (2%) percent above the prime rate of Community's principal lender on the date prior to Closing.

6. Section 3.1 is amended to read as follows:

                  3.1 Closing. The closing of the purchase and sale of the Shares and Assets and other transactions contemplated hereby (the "Closing") shall be held on such date as the parties may mutually agree upon (the "Closing Date") after all conditions precedent to the obligations of Community and the McGeorge Companies, as set forth in Articles VII and VIII have been satisfied (or waived in writing). The parties shall use their best efforts to close on or prior to August 15, 1996. At the Closing all of the Shares and Assets shall be transferred, other than the Shares of RDO and that portion of the Certificate owned by HHM covering counties located in New York City. The Shares of RDO shall be deposited pursuant to the Escrow Agreement as hereinafter provided. Such shares of RDO shall be delivered to Community and the RDO Consideration delivered to McGeorge, two business days after such date that the governmental



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approvals are obtained pursuant to paragraph 6.8(i) ("Deferred Delivery Date"
but not earlier than the Maturity Date (unless consented to by Community) of the Note, and not later than December 31, 1997. The Closing and Deferred Delivery shall be at the offices of Community's counsel in New York, New York or such other place as may be mutually agreed upon by the parties. The parties shall use their best efforts to fulfill all conditions as promptly as possible.

7. Section 3.2(e) shall be deleted. The following new additional subsection in (f) through (k) shall be added to Section 3.2 and 3.2(g) shall be renumbered 3.2(l):

                  (f) certificates representing the Shares accompanied by properly executed blank stock powers except that the certificate for RDO Shares and accompanying Stock Powers shall be delivered to Parker Duryee Rosoff & Haft to be held in escrow pursuant to the provisions of the Escrow Agreement attached hereto as Exhibit 3 to be executed by McGeorge, Community and Parker Duryee Rosoff & Haft.

                  (g) Leases in mutually agreeable form containing the terms set forth in Exhibits 4A through 4B attached hereto shall be executed by the respective landlords and delivered at Closing (the "Leases").

                  (h) RDO and Hudvalco shall execute and deliver a mutually agreeable Operating Agreement containing the terms set forth in Exhibit 5 to Community and Subsidiary.

                  (i) McGeorge shall execute the Employment Agreement in the form of Exhibit 6 attached hereto.

                  (j) McGeorge shall deliver to Community releases between each of the Share Entities and Hudvalco, HHM and McGeorge and affiliates of McGeorge releasing all liabilities and claims between the Share Entities, Hudvalco, HHM and McGeorge and affiliates of McGeorge.

                  (k) Unaudited financial statements of the McGeorge Companies as of June 30, 1996.


8. Section 3.3(c) shall be deleted and the following additional subsections (d) through (f) shall be added to Section 3.3 and existing 3.3(e) shall be renumbered 3.3(h):

                  (d) Community and Subsidiary shall execute and deliver the Note.



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                  (e) Community and Subsidiary shall assume or pay the Assumed
         Liabilities.

                  (f) Community and Subsidiary shall execute and deliver counterparts of the Securities Agreement, Contingent Management Agreement, Leases, Escrow Agreement, Operating Agreement and Employment Agreement.

9. A new Section 3.4 shall be modified as follows:

                           3.4 Deferred Delivery. Upon the completion of governmental approval provided for in Section 6.8(i) the parties shall direct the Escrow Agent to release certificates for the RDO Shares and stock powers to Community and Community shall pay that portion of the Note representing the RDO Consideration or such amount shall be released from Escrow, as the case may be. The only conditions on the obligation of Community to the Deferred Delivery shall be compliance by McGeorge with the provision of Section 6.9 and the Operating Agreement.

10. A new subparagraph (c) shall be added to Section 4.1 as follows:

                  The Disclosure Schedule sets forth the capitalization of each Share Entity. McGeorge is the owner of all of the outstanding shares of the Share Entities and may transfer the Shares to the Subsidiary, free and clear of all liens, encumbrances or claims of any nature whatsoever. There are no outstanding warrants, options, convertible securities or other rights to accrue any securities of the Share Entities.

11.      Section 6.5 shall be modified as follows:

                  (i) the date in the last sentence shall be changed to August 31, 1996.

                  (ii)  a new sentence shall be added as follows.

                  (iii) If the Closing occurs by such date, the restrictions shall continue until the Deferred Delivery Date.

12. Additional Sections 6.8 and 6.9 shall be added as follows:

          6.8 Approval Subsequent to Closing. McGeorge and Community shall use their best efforts to obtain the approval of all governmental authorities (i) to the transfer of the beneficial ownership of RDO's license to operate ambulance services resulting from the sale of the RDO Shares and (ii) any rights of HHM to operate an ambulance service in the five counties of New York.


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         6.9 Operations of RDO. Between the Closing and Deferred Delivery Date
McGeorge shall cause RDO to operate in the ordinary cause of business consistent with Operating Agreement and the provisions of paragraph 6.9 shall continue to apply to operation of RDO until the Deferred Delivery Date.

13. Section 8.6 is amended as follows:

                  8.6 Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or to Community's knowledge, threatened, other than pending litigation arising out of the claim that the HHM is not entitled to its certificate ("Certificate Claims") unless there is a judgment or order which finds that HHM does not own this Certificate, or prohibiting transfer.

14. Section 8.9 shall be amended to read as follows:

                  8.9 Governmental Approvals. Community, at its expense, shall have received the approval of the New York State Department of Health with respect to the transfer of any license to Community, excluding the approval referred to in Section 6.8, but approval of the transfer of the beneficial ownership of the license owned by RDO shall be a condition to the Deferred Delivery.

15. New sections 8.11 and 8.12 shall be added as follows, and existing 8.10 shall be renumbered 8.13:

                  8.11 Leases. Subsidiary shall enter into the Lease.

                  8.12 Operating Agreement. RDO and Hudvalco shall enter into the Operating Agreement.

16. A new subparagraph (iv) as follows shall be added to Section 10.1 and the existing subparagraph (iv) shall be renumbered subparagraph (v):

                  (iv) "any McGeorge Liabilities"

17. The following sentence shall be added to Section 10.5:

                  The limitation on amount or duration shall not apply to the indemnity provided in Section 10.6.




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18. A new sentence shall be added to Section 11.6 as follows:

                  The parties shall allocate the Purchase Price as previously agreed and Community or the Subsidiary shall not make a Section 338 election.

19. A new section 10.6 shall be added to Article 10 as follows:

         10.6 Certificate Claim. The McGeorge Parties shall jointly and severally indemnify and hold Community harmless from all liability, expense and damages resulting in any judgment or order which would result in the cancellation or denial of transfer of the Certificate of HHM whether pursuant to existing litigation or new litigation. The McGeorge Parties acknowledge that the ability to operate an ambulance service in countries west of the Hudson River is a prime inducement for Community to enter into the transaction. The provisions of Section 10.2 and 10.3 shall apply to this section 10.6.

20. Section 12.1 shall be amended as follows:

                  12.1 Termination Prior to Closing.

                           (a) Community may terminate this Agreement without
liability during the two (2) week period following receipt of the schedules, documents and financial statements referred to in Section 1.2. As used herein, "cause" shall refer to a material breach of any covenant or representation. In the event Community determines to terminate this Agreement without cause it shall pay the McGeorge Companies an amount equal to $1,000 multiplied by the number of days elapsing between May 15, 1996 and date of termination, but shall have no further liability. Notwithstanding the foregoing, Community shall have no liability pursuant to Section 12(a)(ii) if such termination results from a fraudulent misrepresentation or willful failure to perform a covenant or inability of McGeorge to deliver or transfer assets including any certificate or license setting forth the reasons therefor which shall exclude any matter disclosed in documents delivered to Community or counsel prior to this date.

                           (b) If the Closing has not occurred by August 31,
1996, the McGeorge Companies or Community or subsidiary may terminate this Agreement at any time thereafter by giving written notice of termination to the other parties; provided, however, that no party may terminate this Agreement if such party has willfully and materially breached any of the terms and conditions hereof.

                           (c) Prior to August 31, 1996 either McGeorge or
Community may terminate this Agreement following the insolvency or bankruptcy of the other, or if one of the conditions to Closing set forth in Article VII or
Article VIII shall become incapable of fulfillment



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and shall not have been waived by the party for whose benefit the condition was established, then McGeorge Companies (in the case of a condition specified in Article VII) or Community (in the case of a condition specified in Article VIII) may terminate this Agreement.

21. Continuation of Agreement. Except as modified herein, the Agreement shall continue in full force and effect.

                           IN WITNESS WHEREOF, the parties hereto have executed
this Agreement the day and year first above written.

                              COMMUNITY MEDICAL TRANSPORT, INC.

                              By:  /s/ Donald J. Panos
                                 --------------------------------------
                                       Name:   Donald J. Panos
                                       Title:    Chief Financial Officer

                              HARVEY H. MCGEORGE CO., INC.

                              By:  /s/ Alan McGeorge
                                 --------------------------------------
                                       Name: Alan McGeorge
                                       Title:     President

                              HUDVALCO, INC.

                              By:   /s/ Alan McGeorge
                                 --------------------------------------
                                 Name:  Alan McGeorge
                                 Title: President

                                    /s/ Alan McGeorge
                                 --------------------------------------
                                        Alan McGeorge, Individually




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                                    SCHEDULES




                       RICHARDS/DECKER OPERATING CO., INC.

                           HUDSON VALLEY MEDTEX, INC.

                        CLOVE PROFESSIONAL SERVICES, INC.

                        RICHARDS/DECKER PAYROLL CO., INC.

                         CONSOLIDATED COLLECTIONS, INC.